Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement dated August 20, 2018 and related Prospectus of Tanzanian Royalty Exploration Corporation relating to the issue and sale of up to US$15,000,000 of its common stock and to the incorporation by reference therein of our report dated November 27, 2017 relating to the consolidated financial statements and schedules of Tanzanian Royalty Exploration Corporation included in its Annual report (Form 20-F) for the years ended August 31, 2017 and 2016, filed with the Securities and Exchange Commission.

/s/ DALE MATHESON CARR-HILTON LABONTE LLP

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

August 20, 2018